Exhibit 10.2

EXECUTION VERSION

TAX PROTECTION AGREEMENT

This TAX PROTECTION AGREEMENT (this "Agreement") is dated as of November 12, 2015 by and among Rouse Properties LP, a Delaware limited partnership ("OP"), Rouse Properties, Inc., a Delaware corporation ("Rouse," and together with OP, "Indemnitors"), and Plaza Camino Real, a California limited partnership ("PCR").

WITNESSETH

WHEREAS, PCR is an entity that is taxed as a partnership under the Code;
WHEREAS, Westfield America Limited Partnership, a Delaware limited partnership ("WALP") owns, directly and indirectly, an equity interest in PCR;
WHEREAS, WALP is an entity that is taxed as a partnership under the Code;
WHEREAS, Westfield America, Inc. ("WEA") is a Missouri corporation that has elected to be taxed as a real estate investment trust (a "REIT") within the meaning of Sections 856 through and including 860 of the Code (as defined below);
WHEREAS, WEA owns substantially all of its assets through WALP and owns an equity interest in WALP;
WHEREAS, PCR has agreed to contribute the Property to OP in exchange for interests in OP, as set forth in the Contribution Agreement and Partnership Agreement;
WHEREAS, as an inducement for PCR to contribute the Property and enter into the Transaction Documents, the Indemnitors shall provide certain tax indemnities to PCR;
WHEREAS, in order to set forth the Indemnification Events that shall trigger such tax indemnities to PCR and to specify the damages payable by the Indemnitors to PCR as a result of an Indemnification Event, the parties have entered into this Agreement;
NOW, THEREFORE in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.                          Definitions.  For purposes of this Agreement, the following terms shall apply:
(a)            "Affiliated REIT" shall mean each of (i) WEA and (ii) any other Person that is a direct or indirect owner of a PCR for so long as such Person has elected to maintain its status as a REIT and PCR has provided written notice identifying such Person to OP.

(b)  "Amendment" shall mean the First Amendment to the Amended and Restated Agreement of Limited Partnership of Rouse Properties, LP dated November 12, 2015.

(c)  "California Courts" shall have the meaning set forth in Section 8(d)(vi).

(d)  "Closing Date" shall have the meaning set forth in the Contribution Agreement.

(e)  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)  "Common Units" shall have the meaning set forth in the Partnership Agreement.

(g)  "Contribution Agreement" shall mean the Contribution and Escrow Agreement by and among PCR, OP, and First American Title Insurance Company, dated as of September 28, 2015.

(h)  "Dispute" shall have the meaning set forth in Section 8(d).

(i)  "Escrow Account" shall have the meaning set forth in Section 6.

(j)  "Exchange" shall have the meaning set forth in Section 2(g).

(k)  "Expense Amount" shall have the meaning set forth in Section 6.

(l)  "Expense Amount Accountant's Letter" shall have the meaning set forth in Section 6.

(m)  "Expense Amount Tax Opinion" shall have the meaning set forth in Section 6.

(n)  "Final Determination" shall mean (i) a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, (ii) a closing agreement entered into under Section 7121 of the Code, or any final settlement agreement entered into in connection with any administrative or judicial proceeding, or (iii) the expiration of time for instituting a claim for refund, or if such claim was filed, the expiration of time for instituting a suit with respect thereto.

(o)  "Fiscal Year" shall mean the calendar year, except as otherwise required by law.

(p)  "Gross-Up Amount" shall mean, with respect to an Indemnification Event, an amount equal to the Tax Amount attributable to such Indemnification Event times the excess of (i) a fraction, the numerator of which is one and the denominator of which is the excess of one minus the Tax Rate over (ii) one.

(q)  "Indemnification Event" shall have the meaning set forth in Section 2(a).

(r)  "Indemnification Notice" shall have the meaning set forth in Section 2(d).

(s)  "Indemnification Payment" shall have the meaning set forth in Section 2(a)(vi).

(t)  "Indemnitors' Acknowledgment" shall have the meaning set forth in Section 4(b)(ii).

(u)  "Indemnity Loan" shall have the meaning set forth in Section 6.

(v)  "Indemnity Loan Agreement" shall have the meaning set forth in Section 6.

(w)  "Nonqualifying Income" means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

(x)  "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Rouse Properties, LP dated as of October 30, 2014, as amended by the Amendment.

(y)  "PCR Third Party Agreement" shall mean the Contribution Agreement, dated as of September 7, 2006, by and among WALP and the parties listed on Exhibit A thereto.

(z)  "Prime" shall mean for any day the fluctuating interest per annum equal to the rate of interest in effect for such date as publicly reported from time to time by The Wall Street Journal or any successor thereto as the consensus "prime rate."

(aa)  "Property" shall have the meaning set forth in the Contribution Agreement.

(bb)  "Protected Property" shall mean the Property and any Replacement Property.

(cc)  "Qualifying Income" means gross income that is described in Section 856(c)(2) or 856(c)(3) of the Code.

(dd)  "REIT Qualification Ruling" shall have the meaning set forth in Section 6.

(ee)  "REIT Requirements" shall mean the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

(ff)            "REIT Shares" shall have the meaning set forth in the Partnership Agreement.

(gg)            "Regulations" shall mean the temporary and final regulations issued by the U.S. Treasury Department under the Code.

(hh)            "Release Document" shall have the meaning set forth in Section 6.

(ii)            "Replacement Property" shall have the meaning set forth in the Partnership Agreement.

(jj)            "Rules" shall have the meaning set forth in Section 8(d).

(kk)            "Series A Preferred Units" shall have the meaning set forth in the Partnership Agreement.

(ll)            "Tax Amount" shall have the meaning set forth in Section 2(a).

(mm)            "Tax Claim" shall have the meaning set forth in Section 4(a).

(nn)            "Tax Proceeding" shall have the meaning set forth in Section 4(a).

(oo)            "Tax Protection Period" shall mean the period of time beginning on the Closing Date through and including December 31, 2021.

(pp)            "Tax Protection Provisions" shall mean only the provisions of this Agreement, the Contribution Agreement, the Amendment and the Partnership Agreement that are, in each case, set forth on Schedule 1.

(qq)            "Tax Rate" shall mean the maximum combined federal and, if applicable, California rate of tax applicable to an association taxable as a corporation for federal income tax purposes that has not elected to be taxed for federal income tax purposes as a real estate investment trust and which is domiciled exclusively in California; provided, however, that for purposes of computing the applicable federal rate of taxation, any amounts payable with respect to state and local income taxes shall be assumed to be deductible for federal income tax purposes.

(rr)            "Taxes" shall mean any and all federal, state, and local taxes, charges, fees, duties (including customs duties), levies or other assessments that are taxes, including without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, and unemployment taxes, which are imposed by any governmental authority, and such term shall include any interest, penalties or additions to tax attributable thereto; provided, however, that the foregoing definition of "Taxes" shall be limited to "Taxes" imposed by the United States or any State or political subdivision thereof.

(ff)            "REIT Shares" shall have the meaning set forth in the Partnership Agreement.

(gg)            "Regulations" shall mean the temporary and final regulations issued by the U.S. Treasury Department under the Code.

(hh)            "Release Document" shall have the meaning set forth in Section 6.

(ii)            "Replacement Property" shall have the meaning set forth in the Partnership Agreement.

(jj)            "Rules" shall have the meaning set forth in Section 8(d).

(kk)            "Series A Preferred Units" shall have the meaning set forth in the Partnership Agreement.

(ll)            "Tax Amount" shall have the meaning set forth in Section 2(a).

(mm)            "Tax Claim" shall have the meaning set forth in Section 4(a).

(nn)            "Tax Proceeding" shall have the meaning set forth in Section 4(a).

(oo)            "Tax Protection Period" shall mean the period of time beginning on the Closing Date through and including December 31, 2021.

(pp)            "Tax Protection Provisions" shall mean only the provisions of this Agreement, the Contribution Agreement, the Amendment and the Partnership Agreement that are, in each case, set forth on Schedule 1.

(qq)            "Tax Rate" shall mean the maximum combined federal and, if applicable, California rate of tax applicable to an association taxable as a corporation for federal income tax purposes that has not elected to be taxed for federal income tax purposes as a real estate investment trust and which is domiciled exclusively in California; provided, however, that for purposes of computing the applicable federal rate of taxation, any amounts payable with respect to state and local income taxes shall be assumed to be deductible for federal income tax purposes.

(rr)            "Taxes" shall mean any and all federal, state, and local taxes, charges, fees, duties (including customs duties), levies or other assessments that are taxes, including without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, and unemployment taxes, which are imposed by any governmental authority, and such term shall include any interest, penalties or additions to tax attributable thereto; provided, however, that the foregoing definition of "Taxes" shall be limited to "Taxes" imposed by the United States or any State or political subdivision thereof.

(ss)            "Third Party Indemnity Payment" shall mean any liability or cost that is imposed on or incurred by PCR, WALP, WEA or any affiliate of PCR, WALP, or WEA pursuant to the PCR Third Party Agreement as a result of any Indemnification Event.

(tt)            "Transaction Documents" shall mean this Agreement, the Contribution Agreement, the Partnership Agreement, the Amendment and all exhibits, schedules, and appendices to any of the foregoing.

(uu)            "Transfer" shall have the meaning set forth in Section 2(g).

Any terms not defined herein shall have the meanings assigned to them in the Transaction Documents.

Section 2.	Amount and Scope of Indemnification.

(a)            Indemnitors shall indemnify PCR, without duplication, from and against any and all Taxes (the amount of such Taxes, the "Tax Amount") of PCR (or, as applicable, an Affiliated REIT), computed as provided in this Section 2 and attributable to:

(i)            a Transfer in violation of Section 2(g) hereof;

(ii)            an optional redemption by OP, in whole or in part, of Preferred Units pursuant to Section 2.F(i) of the Amendment for cash prior to the expiration of the Tax Protection Period;

(iii)            a redemption by OP, in whole or in part, of Common Units (previously exchanged by PCR for Preferred Units in a non-recognition transaction pursuant to Section 2.F.(i) of the Amendment) for cash or REIT shares prior to the expiration of the Tax Protection Period;

(iv)            a purchase pursuant to Section 8.6B of the Partnership Agreement by Rouse, in whole or in part, of Common Units (previously exchanged by PCR in a non-recognition transaction pursuant to an optional redemption of Preferred Units pursuant to Section 2.F.(i) of the Amendment) for cash or REIT shares prior to the expiration of the Tax Protection Period;

(v)            a sale by PCR of any REIT shares to the extent such REIT shares are received by PCR pursuant to a redemption of any Common Units (previously exchanged by PCR for Preferred Units prior to the expiration of the Tax Protection Period in a non-recognition transaction pursuant to Section 2.F.(i) of the Amendment), but only if such REIT shares were received in a non-recognition transaction, and only to the extent of the amount of built-in gain in such REIT shares at the time of the redemption of such Common Units; and

(vi)            a breach of a Tax Protection Provision by an Indemnitor, or any entity (x) in which an Indemnitor owns a direct or indirect majority equity interest, managing member interest or general partner interest (including OP) and

(y)            that owns any portion of the Protected Property (directly or indirectly) (each such breach and any event described in subparagraphs (A) through (E) above, an "Indemnification Event"); it being understood and agreed that any breach of a Tax Protection Provision shall be determined, in each case, without regard to any consent or waiver by PCR unless any such consent or waiver by PCR expressly references this Agreement.

(b)            Any indemnification payments (each, an "Indemnification Payment") tendered to PCR with respect to an Indemnification Event pursuant to this Section 2 shall equal the sum, without duplication, of (i) with respect to that portion of any income or gain that is allocable to a Qualified Transferor (as defined in the PCR Third Party Agreement), the Third Party Indemnity Payment, (ii) with respect to any remaining income or gain, the Tax Amount, and (iii) the Gross-Up Amount.  The Indemnification Payment amount shall be calculated using the assumptions listed in Section 2(c).

(c)            The computation of an Indemnification Payment shall be based upon the following assumptions:

(i)            Solely for purposes of the portion of any income or gain described in clauses (ii) and (iii) of paragraph (b) above: (x) PCR is deemed to be taxable as a C corporation for federal income tax purposes taxable at the Tax Rate, (y) other than income or gain attributable to an Indemnification Event, PCR is deemed to have no items of income, gain, loss, deduction, or credit and (z) calculations shall not include the benefits of any tax attribute (including any net operating loss or capital loss carry forward) generated independently of any Indemnification Event.

(ii)            The Indemnification Payment shall be made solely to PCR and not to WALP or WEA.

(iii)            Upon a transfer of the Protected Property in violation of Section 2(g) hereof, PCR shall be deemed to recognize gain with respect to the Protected Property equal to the Code Section 704(c) built-in gain amount with respect to the Protected Property on the Closing Date, which is set forth on Schedule 2, reduced pursuant to the Regulations as a result of the use of the "traditional method" as set forth in Section 2.D.(iii) of the Amendment (and less any amount of Code Section 704(c) gain previously recognized as a result of a direct or indirect transfer (including any redemption) of some or all of PCR's interests in OP).

(iv)            With respect to any Indemnification Event described in Section 2(a)(ii), (iii), (iv) or (v) hereof, PCR shall be deemed to recognize gain equal to the gain it recognizes under Code Sections 731, 752, and/or 1001, as applicable (and the amount of such gain shall be determined as though PCR had received cash in consideration for such units or REIT shares, as applicable, on the date on which PCR provides a Notice of Redemption (as defined in the Partnership Agreement) to OP, determined in accordance with Section 8.6 of the Partnership Agreement).

(v)            With respect to an Indemnification Event due to a breach of Section 2(h) hereof, the Tax Amount shall be deemed to be the amount of any Taxes, penalties or fines payable by an Affiliated REIT as a result of such Indemnification Event.

(vi)            The Tax Amount shall exclude all Taxes imposed on OP and any of its subsidiaries.

(d)            In the event PCR makes a claim for indemnification hereunder, PCR shall provide OP with a written statement setting forth in reasonable detail the Indemnification Event, the computation of the Indemnification Payments and supporting analysis (such statement, an "Indemnification Notice").

(e)            Any payment that is due to PCR pursuant to this Agreement shall be paid within the later of (i) thirty (30) business days after PCR provides an Indemnification Notice to OP, or (ii) thirty (30) business days prior to the due date (without extensions) of the earliest of (A) any return on which PCR would reflect such income or gain, (B) any estimated payment of tax with respect to the Indemnification Event that gave rise to such payment, or (C) any payment of withholding tax due with respect to the Indemnification Event that gave rise to such payment.  Any payment required under this Section 2 and not made when due shall bear interest at Prime plus 4%, compounded quarterly.

(f)            Upon written request of OP, the accuracy of PCR's calculation of any Indemnification Payment pursuant to this Section 2 shall be verified by a nationally recognized accounting firm, which shall not have previously conducted any work for OP or PCR, selected by PCR and reasonably acceptable to OP.  In order to enable such accountants to verify such adjustments and as required by Section 5 hereof, PCR shall provide to such accountants all information reasonably necessary for such verification, including any computer analyses used by PCR or OP to calculate such amount or amounts.  In conducting its verification, the accounting firm shall consult with, and consider in good faith the opinions and positions of, PCR and OP as to the proper resolution of any matters at issue.  The review and determination of such calculations by such accounting firm pursuant to this Section 2(f) shall be final.  The parties hereto agree that, if the accounting firm is required to resolve any matters relating to the computations, the accounting firm (i) shall provide PCR and OP with a written notification that describes in reasonable detail the matter or matters at issue, and (ii) prior to its resolution of the matter or matters at issue, shall provide PCR and OP with an opportunity to set forth their positions concerning the proper resolution of the matter or matters at issue in accordance with a procedure reasonably acceptable to both PCR and OP.  The cost of such verification shall be borne by OP, unless it is the determination of such verification that the actual amount or amounts payable deviates, in a manner favorable to OP, by more than 20% from the amount originally determined by PCR, in which case such cost shall be borne 100% by PCR.

(g)            During the Tax Protection Period, OP shall not cause or permit (i) any direct or indirect sale, exchange, transfer or other disposition, whether voluntary or involuntary (collectively, a "Transfer"), of all or any portion of the Protected Property

(including any interest therein or in the entity owning the Protected Property) in a transaction that would result in the recognition of taxable income or gain to PCR under Section 704(c) of the Code.  Notwithstanding anything to the contrary in this Agreement, OP may Transfer all or any portion of the Protected Property in a transaction in which no gain is required to be realized and recognized by PCR (an "Exchange"), including a non-taxable transaction qualifying under Section 1031 of the Code (or any successor statute); provided, however, that any property so acquired by OP in an Exchange (the "Replacement Property") shall remain subject to the provisions of this Section 2(g) in place of the exchanged Protected Property for the remainder of the Tax Protection Period; provided, further, that if the Protected Property (including any interest therein or in the entity owning the Protected Property) is transferred in one or more Exchanges that qualifies under Section 721 of the Code and is then disposed of by a transferee in a transaction occurring during the Tax Protection Period that would result in the recognition of taxable income or gain to PCR, then such transfer shall be treated for purposes of this Agreement as a Transfer of such Protected Property during the Tax Protection Period, and any property acquired by such transferee in exchange for all or a portion of the Protected Property or Replacement Property in a transaction in which no gain is required to be recognized by PCR, including a non-taxable transaction qualifying under Section 1031 of the Code (or any successor statute) shall remain subject to the provisions of this Agreement in the same manner as a Replacement Property for the remainder of the Tax Protection Period.

(h)            Each Affiliated REIT is a REIT and is subject to the provisions of Sections 856 through and including 860 of the Code.  So long as an Affiliated REIT owns, directly or indirectly, any interest in OP, then notwithstanding any other provision of the Transaction Documents, OP shall use commercially reasonable efforts, with the cooperation of each such Affiliated REIT, to ensure that:
(i)            At least ninety-five percent (95%) of the gross income of OP for each taxable year (or portion thereof, if applicable) will be derived from the items described in Section 856(c)(2) of the Code;

(ii)            At least seventy-five percent (75%) of the gross income of OP for each taxable year (or portion thereof, if applicable) will be derived from the items described in Section 856(c)(3) of the Code;

(iii)            As of the end of each quarter of each taxable year, except for securities of a taxable REIT subsidiary ("TRS") of each applicable Affiliated REIT, OP shall not own, directly or indirectly, securities that would cause such Affiliated REIT to be treated, for purposes of Section 856(c) of the Code, as holding securities (x) possessing more than ten percent (10%) of the total voting power of the outstanding securities of one issuer, (y) having a value of more than ten percent (10%) of the total value of the outstanding securities of any one issuer, or (z) issued by one issuer and having a value of more than five percent (5%) of the gross value of such Affiliated REIT;

(iv)            As of the end of each quarter of each taxable year, OP shall not, directly or indirectly, hold securities of a TRS of an Affiliated REIT such that such Affiliated REIT is treated for purposes of Section 856(c) of the Code as having more than twenty-five percent (25%) of the value of its assets represented by securities of one of more TRSs of such Affiliated REIT;

(v)            As of the end of each quarter of each taxable year, at least seventy-five percent (75%) of the value of OP's assets shall be represented by the items described in Section 856(c)(4)(A) of the Code (that is, real estate assets, cash and cash items (including receivables) and government securities (each as defined in Section 856 of the Code));

(vi)            OP shall not engage in any prohibited transaction within the meaning of Section 857(b)(6) of the Code;

(vii)            Any services that would otherwise cause any rents from a lease to be excluded from treatment as rents from real property pursuant to Section 856(d)(2)(C) of the Code with respect to an Affiliated REIT shall be provided by either (1) an independent contractor (as described in Section 856(d)(3) of the Code and in accordance with Treasury Regulation Section 1.856-4(b)(5)) with respect to such Affiliated REIT and from whom neither OP nor such Affiliated REIT derives or receives any income, or (2) a TRS of such Affiliated REIT as described in Section 856(l) of the Code, except as otherwise consented to in writing by the applicable Affiliated REIT; and

(viii)            As of the end of each quarter of each taxable year, except for securities of a TRS of an Affiliated REIT, OP shall not own, directly or indirectly or by attribution (in accordance with attribution rules referred to in Section 856(d)(5) of the Code), in the aggregate more than 10% of the total value of all classes of stock or more than 10% of the total voting power (or, with respect to any such Person which is not a corporation, an interest of 10% or more in the assets or net profits of such Person) of a lessee or sublessee of all or any part of the Protected Property or of any other assets of OP except in each case with the specific written approval of the applicable Affiliated REIT for whom such ownership would cause a related party rent issue under Section 856(d)(2).

Section 3.                          Exclusions.  Notwithstanding any other provision of this Agreement, the Indemnitors shall not have any liability for indemnification under this Agreement for any Taxes  attributable, in whole or in part, to:

(a)            any fraud or willful misconduct of PCR or any officer, director, employee or agent thereof; or

(b)            the breach by PCR of a covenant set forth in Sections 4 and 5 below; or

(c)            any income or gain recognized by PCR solely as a result of consummating the transactions set forth in the Transaction Documents to occur on the Closing Date (it being understood that any gain recognized pursuant to Section 707 of the Code with respect to such transactions to the extent attributable to a subsequent Indemnification Event shall not be considered to have been recognized "solely" as a result of consummating such transactions).

Section 4.                          Contests Pertaining to Tax Claims and Tax Proceedings.

(a)            If any claim, demand, assessment (including a written, proposed or final revenue agent's report, a 30-day letter or a notice of deficiency (as described in Section 6212 of the Code)) or other assertion is made with respect to Taxes against PCR or OP the calculation of which involves a matter covered in this Agreement that could result in Tax liability of PCR that could be the subject of an indemnification claim hereunder (a "Tax Claim") or if OP or PCR receives any notice with respect to any current or future audit, examination, investigation or other proceeding involving PCR or OP or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect PCR adversely (any such proceeding, a "Tax Proceeding"), then OP or PCR, as applicable, shall promptly (but in no event later than twenty (20) business days after receipt of such notice) notify in writing the other party of such Tax Claim or Tax Proceeding; provided, however, that in no event shall a party's failure or delay to comply with this Section 4(a) in any way affect the other's obligations pursuant to this Agreement except to the extent that the others are materially prejudiced by such failure or delay.

(b)

(i)            Rouse, as the general partner of OP, shall have the right to control the defense, settlement or compromise of any Tax Proceeding or Tax Claim addressed to OP; provided, however, that Rouse shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Tax Proceeding that could result in Tax liability to PCR without the prior written consent of PCR (unless, and only to the extent, that any Taxes required to be paid by PCR as a result thereof would be required to be reimbursed by OP under Section 2 and OP agrees in connection with such settlement or consent, to make such required payments); provided, further, that OP shall keep PCR duly informed of the progress thereof to the extent that such Tax Proceeding or Tax Claim could, directly or indirectly, adversely affect PCR and that PCR and its counsel shall have the right to review and comment on any and all submissions made to the Internal Revenue Service or a court with respect to such Tax Claim or Tax Proceeding (after making appropriate redactions to preserve confidentiality of all matters not directly related to the substantive issues which could potentially give rise to a Tax liability to PCR), and that OP shall consider such comments in good faith.  PCR shall have the right to participate in any such Tax Proceeding or Tax Claim at its own expense, and shall not proceed independently of OP in any Tax Proceeding or Tax Claim that includes the OP pursuant to Chapter 63, subchapter C of the Code; and

(ii)            OP will be entitled to require PCR to contest (acting through counsel selected by PCR and reasonably satisfactory to OP) any Tax Proceeding or Tax Claim addressed to PCR and shall have the right to participate, at its own expense, in the defense of such Tax Claim or Tax Proceeding; provided, however, that this Section 4(b)(ii) shall apply solely with respect to the portion of such Tax Claim or Tax Proceeding that could, directly or indirectly, give rise to an Indemnification Payment hereunder; provided, further, that Indemnitors shall be required to pay all third party costs and expenses as well as all reasonable internal costs of PCR incurred as a result of such portion of such contest; provided, further, that, to the extent OP does not participate in the defense of such Tax Claim or Tax Proceeding, PCR shall keep OP duly informed of the progress thereof and OP and its counsel shall have the right to review and comment on any and all submissions made to the Internal Revenue Service or a court with respect to such Tax Claim or Tax Proceeding (after making appropriate redactions to preserve the confidentiality of all matters not directly related to the substantive issues which could potentially give rise to and Indemnification Payment hereunder), and that PCR shall consider such comments in good faith; provided, further, that PCR shall not settle or otherwise resolve such portion of any such Tax Claim or Tax Proceeding without the consent of  OP (which shall not be unreasonably withheld, delayed or conditioned).  OP shall not be entitled to require PCR to contest a Tax Claim unless it has delivered on a timely basis a written notice (an "Indemnitors' Acknowledgment") in which OP acknowledges (x) that such Tax Claim, if sustained in a Final Determination, is subject to the obligation hereunder to indemnify PCR, and (ii) that Indemnitors are liable to pay all third party costs and expenses as well as all reasonable internal costs and expenses incurred by PCR in connection with any contest, including, without limitation, all reasonable legal and other documented out-of-pocket expenses, and shall have provided PCR with adequate assurances for the payment thereof.  Failure of OP to deliver an Indemnitors' Acknowledgement to PCR within thirty (30) days after Indemnitors' receipt of written notice of a Tax Claim shall result in Indemnitors' waiver of any right of such Indemnitors to require PCR to contest a Tax Claim, and PCR shall be entitled to concede or settle such Tax Claim in its sole and absolute discretion.

(c)            PCR shall not make payment of any Tax Claim for at least thirty (30) business days after giving written notice of such claim to Indemnitors if such forbearance does not materially prejudice the rights of PCR.  If the conduct of any Tax Claim or Tax Proceeding requires PCR to pay the Taxes claimed and file or sue for a refund, Indemnitors shall advance to PCR, on an interest-free basis with no additional net after-tax cost to PCR, sufficient funds to pay the Taxes and any interest, penalties and additions to the Taxes payable with respect thereto (to the extent such amount is subject to Indemnitors' indemnity obligations hereunder). PCR shall promptly use such funds to pay such Taxes, interest, penalties or additions to such Taxes, as the case may be.

(d)            Notwithstanding anything to the contrary in this Agreement, Indemnitors' liability for indemnification shall, at the Indemnitors' election, be deferred until a Final Determination of the Tax liability of PCR in respect of the relevant Indemnification Event (as determined using the assumptions in Section 2(c)).  At such time, Indemnitors shall, subject to the provisions of Section 6, become obligated for the payment of any indemnification hereunder resulting from the outcome of such contest, and PCR shall become obligated to refund to Indemnitors any amount received as a refund by PCR or credited to PCR attributable to advances by Indemnitors hereunder. Within thirty (30) days following such Final Determination, any amounts due hereunder shall be paid first by set off against each other and either (i) Indemnitors shall pay to PCR any excess of the full amount due hereunder over the amount of any advances previously made by Indemnitors and applied against Indemnitors' indemnity obligation as aforesaid or (ii) PCR shall repay to Indemnitors any excess of such advances over such full amount due hereunder, together with any interest received by PCR that is properly attributable to such excess amount of such advances during the period such advances were outstanding.

Section 5.                          Cooperation.

(a)            Each of OP and PCR shall provide, or cause to be provided, such assistance as may reasonably be requested by the other party with respect to any accountants' work described in Section 2(e) hereof or during the contest of a Tax Claim or handling of a Tax Proceeding pursuant to Section 4 hereof.

(b)            PCR agrees to take any action (including filing claims for refund and amended tax returns) which it is reasonably requested to take by OP that would minimize the net amount of any Indemnification Payment due from Indemnitors hereunder; provided, however, that PCR shall not be required to take any action that it believes in its reasonable discretion would place PCR in a materially worse tax or economic position than PCR would have been in if such action were not taken.

Section 6.                          REIT Status of WEA; Indemnity Payments.  Notwithstanding the foregoing, in the event that counsel or independent accountants for WEA determine that there exists a material risk that any portion of any Indemnity Payments to PCR hereunder would be treated as Nonqualifying Income upon the allocation, distribution, or payment of such amounts to WEA (based on the allocation, distribution or payment of such amounts from PCR to WALP and from WALP to WEA), the amount paid by Indemnitors to PCR pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid by Indemnitors to PCR in such year without causing WEA to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to WEA.  If the amount payable for any taxable year under the preceding sentence is less than the amount that Indemnitors would otherwise be obligated to pay to PCR pursuant to this Agreement (the "Expense Amount"), then:  (1) Indemnitors shall place the Expense Amount in escrow with an escrow agent (the "Escrow Agent") mutually acceptable to Indemnitors and PCR (the "Escrow Account") and shall not cause the Escrow Agent to release any portion thereof to PCR, and PCR shall not be entitled to any such amount, unless and until PCR delivers to the Indemnitors, at the sole option of WEA, (i) an opinion (an "Expense Amount Tax Opinion") of WEA's tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an "Expense Amount Accountant's Letter") from WEA's independent accountants indicating the maximum amount that can be paid at that time to PCR without causing WEA to fail to meet the REIT Requirements for any relevant taxable year, together with an opinion of WEA's tax counsel to the effect that such payment would either (A) be treated as Qualifying Income or (B) not be treated as Nonqualifying Income, or (iii) a private letter ruling issued by the IRS to WEA indicating that the receipt of any Expense Amount hereunder will not cause WEA to fail to satisfy the REIT Requirements (a "REIT Qualification Ruling" and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant's Letter, a "Release Document"); and (2) pending the delivery of a Release Document by PCR to the Indemnitors, PCR shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement among PCR, the Indemnitors and the Escrow Agent (an "Indemnity Loan Agreement") in form and substance acceptable to PCR that (i) requires the Indemnitors to cause the Escrow Agent to lend PCR immediately available cash proceeds from the Escrow Account in an amount up to the Expense Amount (an "Indemnity Loan"), and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of PCR at the time of such loan, and (B) a 15 year maturity with no periodic amortization.  To the extent an Indemnity Loan is made from the Escrow Account pursuant to this Section 6, the Indemnitors' obligation to pay any remaining Expense Amount with respect to the portion of the Expense Amount loaned PCR shall be limited to the aggregate amount of any payments of interest and principal made by PCR to Indemnitors under the Indemnity Loan Agreement.  The obligation to pay any portion of the Expense Amount that is not paid as a result of this Section 6 shall terminate five years from the original date such Expense Amount would have been payable without regard to this provision, and PCR shall have no further right to receive any such amount.  Notwithstanding the foregoing, nothing in this Section 6 shall increase the liability of Indemnitors pursuant to this Agreement determined without regard to the provisions of this Section 6, and PCR shall reimburse Indemnitors for all reasonable fees of external counsel and the Escrow Agent, if any, incurred by the Indemnitors solely as a result of the inclusion of Section 6 in this Agreement and the implementation of the Indemnity Loan and the Escrow Account.

Section 7.                          Notices.  All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the Contribution Agreement.

Section 8.                          Miscellaneous.

(a)            Rouse irrevocably and unconditionally appoints OP as its agent in connection with the matters described in this Agreement, and grants OP an irrevocable and durable power of attorney, with the express authority to take any and all action on its behalf in connection with this Agreement.  PCR may rely on any action taken or not taken, and any document or instrument executed and delivered, by OP on behalf of Indemnitors in connection with the matters described herein.

(b)            Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(c)            This Agreement and the documents and instruments referred to herein, (i) constitute the entire agreement and supersede all other prior or contemporaneous oral or written agreements and understandings among the parties, or any of them, with respect to the subject matter hereof, other than the Contribution Agreement and the Partnership Agreement and (ii) shall be governed by and construed in accordance with the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), but without reference to any New York conflict of laws provision that could compel the application of the laws of another jurisdiction.

d)            Except as provided in Section 2(f), which shall govern certain disputes concerning the calculation of certain amounts payable hereunder, any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement including without limitation the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Agreement (each, a "Dispute") will be finally settled, at the request of any party, by binding arbitration conducted in accordance with this Section 8(d).   The arbitration shall be administered by JAMS pursuant to its  Comprehensive Arbitration Rules then in effect (the "Rules").   The arbitration shall be held in the County of Los Angeles, California before a panel of three neutral and impartial arbitrators, who shall be neutrals associated with JAMS, residing in the Los Angeles, California area, who are either (i) agreed to by the Indemnitors and PCR within thirty (30) days of receipt by respondent(s) of the demand for arbitration, or (ii) failing such agreement, are appointed pursuant to the procedures set forth in the Rules. The arbitrator, who will chair the arbitral tribunal, will be selected by the arbitrators within thirty (30) days of the appointment of the arbitrators. If the parties fail to timely agree on the selection of the arbitrators, the three arbitrators shall be appointed by JAMS in accordance with the e Rules.  Decisions of the tribunal will be made by not less than a majority of the arbitrators comprising such tribunal.  The arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.).  The award shall be final and binding upon the parties to the maximum extent permitted by law and shall be the sole and exclusive remedy between the parties regarding any claims, counter-claims, issues or accounting submitted to the arbitral tribunal. Arbitration under this Section 8(d) will be conducted in accordance with the following provisions:

(i)            The arbitration will be conducted in accordance with the Rules and any other reasonable rules of procedure adopted by the arbitrators to allow the parties to a Dispute to present evidence and argument to the arbitrators;

(ii)            Except as may be otherwise provided in this Agreement, the statutes of limitations of the State of New York applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder;

(iii)            In accordance with the Rules and/or upon the request of the parties, the arbitrators may order such discovery (including third-party discovery) as the arbitrators determine to be reasonable under the circumstances. The arbitrators may impose reasonable schedules deadlines, and restrictions, including respecting the number of depositions and discovery requests, to ensure that discovery is conducted and concluded in  an efficient and timely basis, and the arbitrators may impose sanctions on any party for abuse or delay of discovery;

(iv)            The arbitrators will, in all cases, as promptly as possible hold hearings and reach a final determination with regard to a Dispute.  A determination and award of damages (if any) of the majority of the arbitrators, will be conclusive and binding upon the parties to the maximum extent permitted by law. Such award shall be in writing, and shall state the findings of fact and conclusions of law on which it is based. Judgment upon any award rendered by the arbitrators shall be final and binding on the parties and may be enforced by any court having jurisdiction thereof; and

(v)            By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect;

(vi)            Each party unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and federal courts located in the State of California, County of Los Angeles (the "California Courts"), for the purpose of any proceedings in aid of arbitration and for pre-arbitral attachment or injunction, and to the non-exclusive jurisdiction of the California Courts for proceedings arising out of or relating to the enforcement of any award or decision of the arbitrators duly appointed under this Agreement.  Each party unconditionally and irrevocably waives any objections which they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons to it by registered mail return receipt requested or by receipted courier service at its address set forth and in the manner provided in Section 7 above, with such service deemed effective on proof of receipt. Each party to this Agreement irrevocably waives the right to a trial by jury in any proceeding in relation to any Dispute, and agrees to take any and all action necessary or appropriate to effect such waiver; and

(vii)            During the pendency of any proceedings respecting a dispute in connection with this Agreement, and before the entry of any decision or judgment therein, the parties shall each bear equal shares of the fees charged and costs incurred by the Arbitrator.  Upon conclusion of the arbitration, the arbitrator shall award attorneys' fees and costs, including all fees and costs of the arbitration, to the prevailing party.

(e)            This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(f)            When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

(g)            Except as described in Section 4 and Section 2(f), each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(h)            Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the Indemnitors and PCR.

(i)            If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(j)            In the event that Rouse or OP, as applicable, or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Rouse or OP, as applicable, shall cause proper provision to be made so that the successors and assigns of Rouse or OP, as applicable, assume the obligations of Rouse or OP, as applicable, set forth in this Agreement and the Tax Protection Provisions.  No transaction described in this Section 8(j) shall relieve Rouse, OP or any other party of any of their respective obligations under this Agreement.

(k)            Neither this Agreement nor any of the Tax Protection Provisions may be amended, modified or supplemented at any time except by an instrument in writing that is executed by all of the parties hereto.

Section 9.                          Term.  With respect to indemnification for Taxes, the term of this Agreement shall extend from the date hereof until such time as the applicable statute of limitations bars a claim by the Internal Revenue Service or relevant state or local tax authority for Taxes otherwise indemnifiable under this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
Plaza Camino Real, a California limited partnership
By: PCRGP, L.P., a Delaware limited partnership,
 its general partner
By:  Plaza Camino Real LLC, a Delaware limited liability company, its general partner
By:  Westfield America Limited Partnership, a Delaware limited partnership, its sole member
By:  Westfield U.S. Holdings, LLC, a Delaware limited liability company, its general partner

By:            /s/ Peter R. Schwartz
Name: Peter R. Schwartz
 Title:  Senior Executive Vice President and Secretary

Rouse Properties LP,
 a Delaware limited partnership

By:  Rouse GP, LLC, a Delaware limited liability company,
 its general partner

By:            /s/ Andrew Silberfein________
      Name: Andrew Silberfein
       Title:  CEO and President

Rouse Properties, Inc.,
a Delaware corporation

By:            /s/ Andrew Silberfein________
      Name: Andrew Silberfein
       Title:  CEO and President

Schedule 1
 Tax Protection Provisions
Only the following listed provisions are Tax Protection Provisions within the meaning of the Tax Protection Agreement:

Contribution Agreement

Section 2.7 (Intended Tax Treatment)

Amendment

Section 2(C)(ix) (Safe Harbor For Current Distributions During the First Two Years)
Section 2(D)(iii) (Allocation of Liabilities for Tax Purposes; Traditional Method)

Tax Protection Agreement

Section 2(g)
Section 2(h)

Schedule 2
Section 704(c) Built-In Gain

$64,952,146